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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

              Soliciting Material Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                 (Amendment No.)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Consent Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Consent Revocation Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Rule 14a-12


                           ELITE PHARMACEUTICALS, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
            (Name of Person(s) Filing Consent Revocation Statement,
                           if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

                                       N/A

         (2) Aggregate number of securities to which transaction applies:

                                       N/A

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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                                       N/A

         (4)  Proposed maximum aggregate value of transaction:

                                       N/A

         (5)  Total fee paid:

                                       N/A

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

(1) Amount Previously Paid:

                                       N/A

(2) Form, Schedule or Registration Statement No.:

                                       N/A

(3) Filing Party:

                                       N/A

(4) Date Filed:

                                       N/A

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                                  [LOGO] ELITe
                                         -----
                                         PHARMACEUTICALS INC.



August 29, 2002

Dear Fellow Stockholder:

By now you may have received materials from Harris Freedman, Sharon Will, Michael H. Freedman or other entities that they control (the "Freedman Group") concerning their hostile consent solicitation. Members of the Freedman Group or their agents may also contact you about their solicitation. The Freedman Group is soliciting consents in order to seize control of Elite Pharmaceuticals by removing three of the current members of your Board of Directors, without cause, and replacing them with their own hand-picked nominees - I.E., THEMSELVES.. All of the directors who the Freedman Group desire to remove are independent directors with many years of experience in the pharmaceutical industry and who are valuable contributors to Elite's business.

Your Board strongly urges you to REJECT any solicitation effort made by the Freedman Group and to discard the White consent card, which it may send to you.

Shortly a BLUE consent revocation card and its own consent revocation statement containing an explanation of why you should REJECT the Freedman Group's hostile, costly and self-serving solicitation will be sent to you by the Board. In the meantime, your Board requests that you carefully consider the following:

     o We believe that the Freedman Group's consent solicitation is a self-interested attempt to extend the expiration of Elite's Class A Warrants that expire on November 30, 2002. The Freedman Group holds a substantial number of these warrants, will directly benefit from their extension and before undertaking this contest for control of Elite had demanded that Elite extend their expiration. However, the extension of the term of the warrants would require Elite to incur expense of over $1 million without providing any benefit to Elite or its other stockholders. When the Elite Board did not agree to the Freedman Group's demand that the warrants be extended, the Freedman Group launched this solicitation to take over your company.

     o We do not believe that the Freeman Group has the necessary integrity to lead Elite. According to publicly available information obtained by Elite, Harris Freedman was barred by the SEC from being affiliated with a broker-dealer following the SEC's finding that he had committed securities fraud. In addition, in 1967 Harris Freedman pleaded guilty to criminal securities fraud.

     o The Freedman Group does not have any relevant past business experience in the pharmaceutical industry. Rather, they have more generalized consulting experience which the Board believes will not be of any value to Elite and its stockholders in developing new technologies or negotiating arrangements with strategic partners.

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        ARE THESE THE TYPES OF INDIVIDUALS YOU WANT RUNNING YOUR COMPANY?

We believe that Elite's current Board, whom you elected, and management are in the best position to evaluate the strategic alternatives available to Elite and to decide on the courses of action that are in the best interests of ALL of Elite's stockholders. Based on the Board's experience, success in the pharmaceutical industry results from industry experience and positive reputations, both qualities shared by all of your current Board members.

We will vigorously oppose the Freedman Group's attempts to interfere with Elite's future success and prospects. Shortly, our definitive consent revocation statement, which outlines our position in detail and provides instruction for how you can revoke any earlier consent you submitted to the Freedman Group, will be sent to you. In the interim, we urge you to discard any White consent solicitation card that you may receive from the Freedman Group.

On behalf of the Board of Directors, thank you for your continued interest and support in your company.

Very truly yours,

/s/ Atul M. Mehta, Ph.D.
------------------------
Atul M. Mehta, Ph.D.
President and Chief Executive Officer
For The Board of Directors

THIS LETTER IS NOT A CONSENT REVOCATION STATEMENT. THE BOARD OF DIRECTORS IS NOT SOLICITING ANY AUTHORIZATION, CONSENT OR REVOCATION THROUGH THIS LETTER. ON AUGUST 20, 2002, THE COMPANY FILED A PRELIMINARY CONSENT REVOCATION STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC"). THE BOARD OF DIRECTORS EXPECTS TO FILE A DEFINITIVE CONSENT REVOCATION STATEMENT WITH THE SEC IN THE NEAR FUTURE. PLEASE READ THE DEFINITIVE CONSENT REVOCATION STATEMENT CAREFULLY WHEN IT IS AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

YOU MAY OBTAIN FOR FREE A COPY OF THE PRELIMINARY CONSENT REVOCATION STATEMENT, THE DEFINITIVE CONSENT REVOCATION STATEMENT (WHEN IT IS AVAILABLE) AND ANY OTHER RELEVANT DOCUMENTS AT THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. YOU ALSO MAY OBTAIN A FREE COPY OF THE DEFINITIVE CONSENT REVOCATION STATEMENT AND CONSENT REVOCATION (WHEN THEY ARE AVAILABLE) FROM THE COMPANY AT:

                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                    17 STATE STREET, NEW YORK, NEW YORK 10004
                           TOLL FREE TEL: 866-297-1267
                               FAX: 212-440-9009.

INFORMATION REGARDING THE NAMES, AFFILIATIONS AND INTERESTS OF PERSONS WHO MAY BE DEEMED TO BE PARTICIPANTS IN OUR SOLICITATION OF CONSENT REVOCATIONS FROM THE COMPANY'S STOCKHOLDERS IS AVAILABLE IN THE PRELIMINARY CONSENT REVOCATION STATEMENT FILED WITH THE SEC ON AUGUST 20, 2002.